Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-176373) of our report dated March 7, 2012 with respect to the consolidated financial statements of Carbonite, Inc., included in this Annual Report (Form 10-K) of Carbonite, Inc. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 7, 2012